Exhibit 23.1


                      [Letterhead of Pannell Kerr Forster]

                  Consent of Independent Chartered Accountants


Sun  Lee,  PhD
Guardian  Biotechnologies Inc.
4th  Floor,  IPW,  110  Gymnasium  Place
Saskatoon,  Saskatchewan,  Canada  S7N  0W9

Re:  Guardian  Biotechnologies Inc.'s  Registration  Statement  on  Form  F-1

We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" and to the use of our report dated November 28, 2002, in the registration statement on Form F-1 and related Prospectus of Guardian Biotechnologies, Inc. for the registration of shares of its common stock to be sold by selling shareholders and offered for sale by the Company.


/s/  Pannell  Kerr  Forster

Pannell  Kerr  Forster,  Chartered  Accountants

Vancouver, British Columbia May 07, 2003